For Immediate Release:

RENT-A-CENTER, INC. ANNOUNCES

STORE CONSOLIDATION PLAN

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Plano, Texas, December 3, 2007 - Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS:RCII), the nation's largest rent-to-own operator, today announced plans to close approximately 280 stores across the U.S.

"We continually analyze every aspect of our business in an effort to improve operating and financial performance," commented Mark E. Speese, the Chairman and Chief Executive Officer of Rent-A-Center, Inc. "Accordingly, we evaluated every market in which we operate based on operating results, competitive positioning, and growth potential. As a result, we identified approximately 280 stores that we intend to close and merge with existing Rent-A-Center stores within the next 90 days," Speese stated.

The Company expects to incur pre-tax restructuring charges related to the store consolidation plan and other restructuring items in the range of $36.0 million to $43.0 million, substantially all of which will be recorded in the fourth quarter of our fiscal year ending December 31, 2007. The estimated cost with respect to this restructuring relates primarily to lease terminations, fixed asset disposals and other miscellaneous items. The Company expects the cash outlay associated with this restructuring will be in the range of $26.0 million to $30.5 million over the next 12 to 18 months. The 280 stores identified generated revenues of approximately $140.0 million year-to-date through October 31, 2007. These stores will transfer their customer rental purchase agreements to existing Rent-A-Center stores and the Company expects to retain the majority of these rental purchase agreements. At the conclusion of the restructuring, the Company expects a pre-tax monthly operating income benefit in the range of $2.0 million to $2.5 million.

Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,355 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 210 rent-to-own stores operating under the trade name of "ColorTyme."

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This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding additional costs and expenses that could be incurred in connection with the store consolidation plan; uncertainties regarding the ability to open new rent-to-own stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company's ability to enhance the performance of acquired stores, including the Rent-Way stores acquired in November 2006; the Company's ability to control costs; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; the Company's ability to enter into new and collect on its rental purchase agreements; the Company's ability to enter into new and collect on its short term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; interest rates; economic pressures affecting the disposable income available to the Company's targeted consumers, such as high fuel and utility costs; changes in the Company's stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; the Company's ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of the Company's litigation; the court hearing the Walker case could refuse to approve the settlement or could require changes to the settlement that are unacceptable to the Company or the plaintiffs; one or more parties filing an objection to the settlement of the Walker case; and the other risks detailed from time to time in our SEC reports, including but not limited to, the Company's annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contacts for Rent-A-Center, Inc.:
David E. Carpenter Vice President of Investor Relations (972) 801-1214 dcarpenter@racenter.com